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Exhibit 10.22

TRANSITION SERVICES AGREEMENT

        This TRANSITION SERVICES AGREEMENT (this "Agreement"), is made and entered into as of                                     , 2009 (the "Effective Date"), between Rio Tinto Services Inc., a Delaware corporation ("RTS"), Cloud Peak Energy LLC, a Delaware limited liability company ("CPE LLC"), and Cloud Peak Energy Inc., a Delaware corporation (together with its subsidiaries, "CPE" and, together with CPE LLC, the "Company"). RTS, CPE LLC and CPE are sometimes referred to herein separately as a "Party" and together as the "Parties."

RECITALS

        WHEREAS, CPE is conducting an initial public offering of its common stock (the "IPO");

        WHEREAS, CPE LLC owns the western United States coal business (other than the Colowyo mine) of Rio Tinto America Inc., a Delaware corporation ("RTA"), an indirect wholly-owned subsidiary of Rio Tinto plc and its "Affiliates" (which, for purposes of this Agreement, means any entity that, directly or indirectly, controls, is controlled by, or is under common control with any specified entity or person; provided, however, that for purposes of this Agreement, except to the extent expressly provided for herein, the determination of whether an entity or person is an Affiliate shall be made assuming that Rio Tinto and RTS are not Affiliates of the Company and vice versa);

        WHEREAS, immediately prior to the IPO, CPE will acquire an interest in RTA's western United States coal business (other than the Colowyo mine) through the purchase of membership units of CPE LLC indirectly held by RTA;

        WHEREAS, following the completion of the IPO, CPE will be a holding company, its sole asset will be its managing member interest in CPE LLC and its only business will be acting as the sole manager of CPE LLC; and

        WHEREAS, CPE desires that RTS provide CPE LLC with certain agreed upon transitional services for a period following the consummation of the IPO, and RTS has agreed to provide such services on the terms and subject to the conditions set forth herein (CPE LLC is herein referred to as the ("Service Recipient") in its capacity as the recipient of Transition Services (as defined below) and RTS is herein referred to as the ("Service Provider") in its capacity as the provider of Transition Services).

AGREEMENT

        NOW THEREFORE, for and in consideration of the respective covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

1.1
Defined Terms. Capitalized terms shall have the meanings given them herein. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Master Separation Agreement dated as of the date hereof by and among, RTEA, KMS, CPE, CPE LLC and the Subsidiaries named therein (the "Master Separation Agreement").

1.2
Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not so stated. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to a particular Article, Section or other subdivision. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The use of a particular gender in this Agreement is for convenience of reference only and shall not affect the interpretation of this Agreement. The titles, captions or headings of the Sections and Articles herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Annex A, Annex B and the schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE 2
PROVISION OF TRANSITION SERVICES

2.1
Agreement. Upon the terms and subject to the conditions contained herein, the Service Provider agrees to provide or cause to be provided to the Service Recipient or its Affiliates the services listed on Annex A hereto at the locations that such Transition Services were provided to the Service Recipient or its predecessors immediately prior to the Effective Date (or at such locations as are otherwise agreed to by the Parties), together with any additional services that they may mutually agree to in writing (including the term of such services) from time to time (each a "Transition Service" and collectively the "Transition Services"). For the avoidance of doubt, the Service Provider will use its commercially reasonable efforts to provide the Transition Services to the Service Recipient under the terms of this Agreement.

2.2
Transition Period. Subject to Section 2.3, the Service Provider shall provide the Transition Services for a period shown for the applicable Transition Services on Annex A (each, a "Transition Period"). The applicable Transition Period for any particular Transition Service, other than those identified as a P&OS function on Annex A, may be extended one time for a period of up to six months upon 30 calendar days' written notice from the Service Recipient to the Service Provider unless the Parties otherwise agree to extend the Transition Period for such Transition Service by mutual written agreement and on mutually satisfactory terms. Any Transition Services identified with a finance function designation under Annex A will be automatically extended one time upon request of the Service Recipient to the Service Provider if the Transition Period for such Transition Services as set forth on Annex A will expire within (i) 30 calendar days of a fiscal period end or (ii) 30 calendar days of any applicable reporting deadline of the U.S. Securities and Exchange Commission (the "Commission") until, in the case of subclause (i), the report relating to such fiscal period is required to be filed with the Commission and in the case of subclause (ii), the expiration of such reporting deadline.

2.3
Term of Agreement; Early Termination of Transition Services. This Agreement shall commence on the Effective Date and continue for so long as any Transition Services are provided to the Service Recipient unless sooner terminated by the Parties or as otherwise provided in this Agreement. The Service Recipient may elect to terminate the provision of all or any portion of the Transition Services (or any Transition Service) prior to the expiration of the Transition Period by delivering written notice of such election to the Service Provider. Unless the Service Provider otherwise agrees in writing, and except as set forth below, any such termination shall be deemed to be effective no earlier than thirty (30) calendar days following the Service Provider's receipt of such notice and the Transition Period for the affected Transition Services shall be deemed to terminate upon such effective date; provided, however, that if such termination would result in an obligation by the Service Provider to pay an early-termination or other similar fee to a third-party, such termination shall be deemed to be effective no earlier than sixty (60) calendar days following the Service Provider's receipt of such notice and the Transition Period for the affected Transition Service shall be deemed to terminate upon such effective date. Upon the occurrence of a change in control of CPE or CPE LLC, this Agreement shall terminate effective upon the date of such change in control, unless the Service Provider otherwise agrees in writing. For purposes of this Agreement, the term "change in control" (i) with respect to CPE, shall have the meaning ascribed to the term "Change in Control" under the CPE 2009 Long-Term Incentive Plan or any similar successor equity incentive plan of Cloud Peak Energy Inc. and (ii) with respect to the Service Recipient, means a "Change in Control" as defined in the Third Amended and Restated Limited Liability Company Agreement of the Service Recipient. Each of the service level agreements with RTS set forth on Annex B hereto (each a "Service Level Agreement") shall terminate upon the termination of the relevant Transition Service.

2.4
Continuation of Certain Obligations and Duties. Neither the expiration of the Transition Period, nor the termination of this Agreement pursuant to Section 2.3 above, shall terminate or modify any duty or obligation of the Parties which are specifically intended to continue beyond the Transition Period or pursuant to any other agreement, including without limitation those duties and obligations of the Parties specified on Annex A hereto.

2.5
Service Boundaries.

(a)
The Service Provider shall be obligated to provide the Transition Services as set forth on Annex A. Any special specifications with respect to any Transition Services shall be set forth on Annex A. The Transition Services required to be provided by the Service Provider will be limited to providing services of personnel based on the maximum time per full time employee ("FTE") per category of Transition Services, as specified in Annex A, whether or not required by the Service Recipient or needed to provide services at a requested level, unless the Parties otherwise agree. The Service Provider, unless otherwise agreed by the Parties, shall not be obligated to provide any Transition Services to relocate the corporate headquarters and personnel of the Company.

(b)
The Service Recipient acknowledges that the personnel engaged in providing the Transition Services are engaged in other duties for the Service Provider and its Affiliates. Such personnel will seek to provide reasonable allocation of time during their normal daily work schedule based on their judgment to perform the Transition Services, but, except as otherwise expressly provided in the applicable Service Level Agreement, the Service Provider makes no guarantee of priority of service to the Service Recipient. If a conflict in priorities arises as determined by a Service Provider acting reasonably, the Service Provider shall be entitled to give priority to the requirements of the Service Provider and its Affiliates. Service Provider personnel shall not, absent prior agreement and under a separate cost schedule to be agreed in advance, provide Transition Services during non-business hours, weekends, holidays, or vacation periods, except for Priority 1 critical issues, as such term is defined in the IS&T Service Level Agreement attached hereto.

(c)
Except as required to maintain the Transition Services as provided for in this Agreement, the Service Provider shall be under no obligation to obtain any third party consent or approval, purchase, lease, license or sublicense any additional equipment, software or other asset or to maintain any existing lease, license, sublicense or other asset. In the event that any equipment, software or asset is required, in the Service Provider's reasonable judgment, to be purchased, leased or licensed for use in connection with the Transition Services, the Service Recipient shall be notified by the Service Provider in advance and in writing (including notification of the estimated related costs of such purchase, lease or license). The Service Provider, in its reasonable judgment, shall approve or reject such purchase, lease or license. The Service Recipient shall pay its pro rata share of the costs of such equipment, software or asset, as reasonably determined by the Service Provider.

(d)
The Service Provider shall not be obligated to (i) perform any Transition Service it believes in good faith results or would result in (x) a violation of applicable Law, (y) a conflict of interest between the Parties or (z) a breach of contract or other obligation owed to a third party by the Service Provider or (ii) hire any additional employees (other than to replace existing employees) or maintain the employment of any specific employee.

  (e)
  The Service Provider will comply with substantially the same performance measurement metrics, if any, for Transition Services that it uses for its own operations, other than to the extent required by applicable Law. Where the Service Provider does not use similar services for its own operations, the Service Provider shall use commercially reasonable efforts to provide Transition Services in accordance with the Service Provider's policies, procedures and practices in effect immediately prior to the Effective Date.

2.6
No Secondment. For the avoidance of doubt, the Service Provider is not under any obligation to second or procure the secondment to the Service Recipient of any employee or other personnel in connection with the provision of the Transition Services. The Parties agree that such individuals providing services are employees, contract employees or secondees of the Service Provider.

2.7
Compliance with Policies; Safety of Personnel. All Transition Services must be reasonably capable of being performed in a manner that is consistent with policies and procedures of the Service Provider, including those relating to compliance with all applicable competition, antitrust, health, safety and environmental laws. The Service Provider shall use commercially reasonable efforts to provide the Service Recipient with advance written notice in the event it believes any Transition Service is not consistent with such policies or procedures if it would materially impact the Transition Services to be provided. To the extent Transition Services are performed on site, the Service Provider will be permitted to withdraw any personnel providing Transition Services at that time if it believes that such personnel face any risk to their personal safety and prior notice (to the extent possible) has been given to the Service Recipient. The Service Provider and its personnel shall comply, in all material respects, with all applicable laws in providing the Transition Services.

2.8
Responsibility for Errors. The Service Provider's sole responsibility for errors or omissions committed by it in performing the Transition Services shall be to correct such errors or omissions in the Transition Services; provided, however, that the Service Recipient must as promptly as practicable under the circumstances advise the Service Provider of any such error or omission of which it becomes aware after having used commercially reasonable efforts to detect any such errors or omissions. NOTWITHSTANDING THE FOREGOING, AND AS SET FORTH IN SECTION 6.12 OF THIS AGREEMENT, THE SERVICE PROVIDER SPECIFICALLY EXCLUDES ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY TRANSITION SERVICES PROVIDED UNDER THIS AGREEMENT, AND EXCEPT AS OTHERWISE SET FORTH HEREIN, THE TRANSITION SERVICES ARE PROVIDED ON AN "AS IS," "WHERE IS" BASIS.

ARTICLE 3
PAYMENT FOR TRANSITION SERVICES

3.1
Payment Obligation. The Service Recipient shall pay the Service Provider for the Transition Services the amounts set forth in Annex A, in accordance with the terms set forth in Annex A. The Service Recipient shall also reimburse the Service Provider for all reasonable out-of-pocket expenses incurred in connection with the provision of the Transition Services to the Service Recipient. If the term of any Transition Service is extended or if there is any material change in the assumptions used by the Parties in originally determining the costs to be charged, the Service Recipient shall pay the Service Provider adjusted charges that are determined in a manner consistent with such changed assumptions and as mutually agreed in writing and in advance by the Service Provider and Service Recipient acting in good faith. If no agreement is reached, the Service Provider shall not be required to provide any Transition Services for any adjusted charges based on such changed assumptions. Any payments owed to the Service Provider as set forth in Annex A may be reduced commensurately on 30 calendar days' written notice by the Service Recipient to the Service Provider if the related Transition Services are terminated by the Service Recipient pursuant to Section 2.3 hereto.

3.2
Invoices; Payment Due Date. The Service Provider shall provide the Service Recipient on a monthly basis with a monthly invoice reflecting in reasonable detail (a) the Transition Services, and (b) fees owed for such Transition Services provided during the preceding month and all reasonable out-of-pocket expenses incurred. All amounts shall be due and payable within thirty (30) days after the date of the invoice. This Section shall survive any termination of this Agreement with respect to Transition Services performed pursuant to this Agreement for which the Service Provider has not yet been paid. The fees and charges payable under this Agreement and set forth on Annex A are exclusive of any sales tax or excise taxes or any customs or import charges or duties or any similar charges or duties.

3.3
Interest on Late Payment. Any amounts owed by the Service Recipient under this Agreement that are not paid when due shall bear interest, from the time the payment was due until the time paid, at a rate of 10% per annum compounded annually.

ARTICLE 4
RIO TINTO SERVICES PERSONNEL

4.1
Availability. During the entire Transition Period, the Service Provider shall use its commercially reasonable efforts to maintain the personnel necessary to provide the Transition Services from time to time; provided, however, there is no assurance that the same personnel as have been used to provide previous services will be available throughout any Transition Period.

4.2
Subcontractors. The Service Provider may engage a subcontractor (a "Subcontractor") to perform all or any of the Transition Services, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as terms of Section 6.8 regarding confidentiality and non-use of information, and provided further that the Service Provider remains responsible for the performance of such Subcontractor and for paying the Subcontractor.

ARTICLE 5
GOOD FAITH COOPERATION

5.1
Intent of the Parties. The intent of the Parties is (a) that the level and quality of the Transition Services provided by the Service Provider to the Service Recipient be maintained at and result in a quality and level of service that is reasonably equivalent to that performed by the Service Provider prior to the IPO and (b) that the Service Provider be fully and promptly paid in accordance with this Agreement for providing such Transition Services.

5.2
Cooperation. The Parties agree to cooperate in good faith in all matters relating to the provision and receipt of Transition Services. Each Party shall act in good faith to achieve the benefits expected and to resolve any problems that may occur in a commercially reasonable way. The Parties agree for this purpose as follows:

(a)
Each Party agrees to appoint and maintain a coordinator with responsibility for ensuring that the overall intent of this Agreement is achieved. In that regard, RTS shall initially assign                                    as its coordinator and CPE and CPE LLC shall initially assign Tracy Breinholt as their coordinator.

(b)
The Service Provider shall supervise the activities of its officers, employees and representatives with respect to the Transition Services in a manner reasonably consistent with past practice.

  (c)
  The Service Provider shall maintain accurate and complete books and records concerning the provision and charges for the Transition Services and will make such books and records available to the Service Recipient, or its designated representatives for inspection and copying at any time during the Service Provider's regular business hours.

  (d)
  The Service Recipient shall provide all information and access reasonably required or requested by the Service Provider to perform its obligations under this Agreement and shall make available, as requested by the Service Provider, sufficient resources, access to the Service Recipient's employees and timely decisions, approvals and acceptances in order that the Service Provider may perform its obligations hereunder in a timely manner.

  (e)
  The Parties covenant and agree that they shall not knowingly take any action or enter into any commitment or agreement in connection with the transactions and activities contemplated hereunder that would result in a contravention of any provisions of applicable Law.

  (f)
  The Parties agree to use commercially reasonable efforts in seeking to obtain all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder, including, rights to use third party software needed for the performance of Transition Services.

ARTICLE 6
GENERAL PROVISIONS

6.1
Mutual Representations. Each Party represents and warrants to the other that it has the corporate power and authority to enter into and perform its obligations under this Agreement and has taken all corporate and any other action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

6.2
Record Retention. To facilitate the possible exchange of information pursuant to this Agreement, the applicable Service Level Agreement or in accordance with applicable law, the Parties agree to comply with the record retention requirements as set forth in Section 7.10 of the Master Separation Agreement.

6.3
Indemnification Against Third Party Claims.

(a)
Subject to the limitations and other provisions in Sections 6.5 and 6.6, the Service Recipient shall indemnify and hold harmless the Service Provider, its successors and Affiliates and their respective officers, directors, employees, and agents (the "Service Provider's Indemnified Parties") from and against any claims, loss, damage, cost, liability, injury or expense (including reasonable attorney's fees) asserted by a third party (a "Third Party Claim") against the Service Provider's Indemnified Parties if and only to the extent that such Third Party Claim arises out of or results from the acts or omissions of the Service Recipient related to the Transition Services provided under this Agreement.

(b)
Subject to the limitations and other provisions in Sections 6.5 and 6.6, the Service Provider shall indemnify and hold harmless the Service Recipient and its successors and Affiliates and their respective officers, directors, employees and agents (the "Service Recipient's Indemnified Parties") with respect to any Third Party Claim asserted against the Service Recipient's Indemnified Parties if and only to the extent that such Third Party Claim arises out of or results from the acts or omissions of the Service Provider related to the Transition Services provided under this Agreement.

(c)
The obligations under this Section 6.3 shall survive expiration or earlier termination of this Agreement until fifteen months after such expiration or termination.

6.4
Claim Procedure for Third Party Claims.

(a)
If any party entitled to indemnification under Section 6.3 (an "Indemnified Party") receives notice or otherwise learns of the assertion of any Third Party Claim with respect to which the Service Recipient or Service Provider may be obligated to provide indemnification under Section 6.3, the party entitled to indemnification shall promptly give written notice (but no later than 30 calendar days after the circumstances giving rise to the claim first become known to the Indemnified Party or could, with reasonable diligence, have become known to the Indemnified Party) to the Party from whom indemnification is sought (and "Indemnifying Party") of the Third Party Claim. Such notice shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed liabilities. Within 20 days after delivery of such notification, the Indemnifying Party (if it agrees that the Third Party Claim is subject to indemnification under this Agreement) may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense.

(b)
The party not controlling such defense (the "Non-Controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have material conflicting interests or different defenses available with respect to such Third Party Claim, the reasonable fees and expenses of separate counsel to the Indemnified Party shall be considered liabilities for purposes of this Agreement; provided, further, that the Indemnifying Party shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction, unless otherwise agreed to, for all of the Indemnified Parties; provided, however, that in the event that such legal firm is conflicted amongst the Indemnified Parties, then the Indemnifying Party shall be responsible for the fees or expenses of up to two legal firms in any single jurisdiction for all of the Indemnified Parties. The party controlling such defense (the "Controlling Party") shall keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. If the Indemnifying Party has elected to assume the defense of the Third Party Claim, as set forth in Section 6.4(a) above, but has specified, and continues to assert, any reservations or exceptions in such notice to the Indemnified Party then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party, but the Indemnifying Party shall be entitled to reimbursement by the Indemnified Party for payment of any such fees and expenses to the extent that it establishes that such reservations and exceptions were proper.

(c)
If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.4(a), the cost and expense of the Indemnified Party incurred in defending such Third Party Claim shall be additional indemnified liabilities.

  (d)
  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (i) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, (ii) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability, (iii) such settlement does not create any financial or other obligation on the part of the Indemnified Party and (iv) such settlement does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim within the time periods required under this Agreement, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.

  (e)
  The provisions of this Section 6.4 shall survive expiration or earlier termination of this Agreement until fifteen months after such expiration or termination.

6.5
Limitations on Liability.

(a)
Notwithstanding any other provision of this Agreement, and with respect to any and all claims (whether or not by a third party pursuant to Section 6.3 and whether or not for breach or nonperformance of contract, negligence, indemnification, or any other theory of liability) in no event shall the Service Provider's aggregate liability to the Service Recipient or the Service Recipient's Indemnified Parties exceed the aggregate payments made to the Service Provider by the Service Recipient under this Agreement except that this limitation shall not apply to liabilities caused solely by actions of the Service Provider constituting gross negligence or willful misconduct.

(b)
Notwithstanding any other provision of this Agreement, and with respect to any and all claims (whether for breach or nonperformance of contract, negligence, indemnification, or any other theory of liability), neither the Service Provider nor the Service Recipient shall be liable to make any payment to the other in respect of any individual claim or series of related claims for losses in an amount which is less than $50,000 per claim or series of related claims unless and until the aggregate amount of such claims exceeds, in the aggregate, $200,000 (the "Deductible"), in which event the Party requesting payment shall be entitled to recover all losses resulting from or arising out of such claims only to the extent the aggregate amount of such losses exceeds $200,000. However, claims for losses of more than $50,000 per claim or series of related claims shall not be subject to this limitation and shall not be counted toward satisfaction of the Deductible.

(c)
Notwithstanding any other provision of this Agreement, and with respect to any and all claims (whether for breach or nonperformance of contract, negligence, indemnification, or any other theory of liability), in no event shall any damages or losses payable under this Agreement include, and no Party shall be liable to the other Parties for, any punitive, incidental, consequential, indirect or special damages (including lost profits, lost revenues and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement for any cause whatsoever.

(d)
Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each Party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

  (e)
  The provisions of this Section 6.5 shall survive expiration or earlier termination of this Agreement.

6.6
Insurance. Each Party to this Agreement shall obtain and maintain at its own expense insurance of the type generally maintained by it in the ordinary course of business. Each Party further agrees with respect to any Third Party Claim for which indemnification is available from the other Party pursuant to Section 6.3, to first seek payment for such Third Party Claim under such Party's available insurance policies prior to seeking indemnification under Section 6.3 of this Agreement. To the extent permitted by applicable law, the Service Provider shall not be responsible for obtaining or maintaining professional liability insurance.

6.7
Notice of Breach and Termination. In the event of a material breach of this Agreement by a Party, the Party claiming the breach shall promptly give written notice (but no later than 30 calendar days after such breach first become known to Party claiming the breach) of such breach to the other Parties, including the Party alleged to be in breach, which Party shall have fifteen (15) calendar days to cure such breach or, if such breach is capable of cure within a commercially reasonable period of time but cannot reasonably be expected to be cured within fifteen (15) calendar days, shall have fifteen (15) calendar days to undertake all available and appropriate action to begin the cure of the breach and shall proceed as promptly as possible thereafter to effect the cure. In the event of such cure, the notice of breach shall be rescinded. If, however, the breach is not cured as set forth herein, the Party claiming the breach may then pursue any and all remedies available to it based on such uncured breach, including the right to terminate this Agreement effective on a date of termination prior to the end of the relevant Transition Periods established by the non-breaching Party. Notwithstanding the foregoing provisions of this Section 6.7, the Service Provider shall have the right to immediately terminate this Agreement if the Service Recipient fails to make any payment due to Service Provider hereunder within thirty (30) days after receipt of written notice of such failure, except with respect to amounts in issue that are subject to a bona fide dispute between the Parties.

6.8
Mutual Confidentiality Covenants.

(a)
The Service Recipient's Covenants. The Service Recipient acknowledges that, as a result of the Service Provider providing the Transition Services, the Service Recipient or its Affiliates may receive information that is confidential or that has been created, discovered or developed by the Service Provider or its Affiliates and/or in which property rights have been assigned or otherwise conveyed to the Service Provider or its Affiliates, which information has value to the Service Provider or its Affiliates, is not in the public domain and is not included in the assets of the Service Recipient (the "Service Provider Proprietary Information"). The Service Provider Proprietary Information will be and remain the sole property of Service Provider or its Affiliates and its or their assigns and shall only be used on a royalty-free non-excusive basis in connection with the Transition Services. The Service Recipient hereby agrees that it and its Affiliates will use substantially the same degree of care which it normally uses to protect its own proprietary information to prevent disclosing to third parties the Service Provider Proprietary Information. The Service Recipient and its Affiliates will not make any use of the Service Provider Proprietary Information except as contemplated or required by the terms of this Agreement or any other Transaction Document or existing agreement or applicable Law.

(b)
The Service Provider's Covenants. The Service Provider acknowledges that, as a result of providing the Transition Services, the Service Provider or its Affiliates may receive information that is confidential or that has been created, discovered or developed by the Service Recipient or its Affiliates and/or in which property rights have been assigned or otherwise conveyed to the Service Recipient or its Affiliates, which information has value to the Service Recipient or its Affiliates, is not in the public domain and is not included in the assets of the Service

    Provider (the "Service Recipient Proprietary Information"). The Service Recipient Proprietary Information will be and remain the sole property of the Service Recipient or its Affiliates and its or their assigns and shall only be used in connection with the Transition Services. The Service Provider hereby agrees that it and its Affiliates and the personnel providing Transition Services hereunder will use substantially the same degree of care which it normally uses to protect its own proprietary information to prevent disclosing to third parties the Service Recipient Proprietary Information. The Service Provider and its Affiliates will not make any use of Service Recipient Proprietary Information, except as contemplated or required by the terms of this Agreement or any other Transaction Document or existing agreement or applicable Law.

6.9
Intellectual Property. To the extent the Service Provider uses any processes, technology, trade secrets or other intellectual property owned or licensed by the Service Provider or an Affiliate ("IP") in providing Transition Services, such IP and any improvements to such IP shall remain the sole property of the Service Provider or its Affiliates. The Service Provider represents and warrants that, to its knowledge without any due inquiry, any IP used in connection with providing Transition Services hereunder will not infringe on any intellectual property rights of any other individual, partnership, limited liability company, corporation, trust, estate or other entity (a "Person"). If it is determined that the same does infringe on the intellectual property rights of any other Person, then the Parties will negotiate how the affected Transition Services can be provided without use of the infringing IP and if the same cannot be so provided, then the Service Provider may, at its option, cancel the affected Transition Services without further liability.

6.10
Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by each of the Parties hereto. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

6.11
Relationship of the Parties. This Agreement does not create a partnership or joint venture between the Parties hereto and does not make any Party the agent of any other Party for any purpose whatsoever. No Party shall have the authority to commit any other Party to any binding obligation or to execute, on behalf of any other Party, any agreement, lease or other document creating legal obligations on the part of any other Party, and no Party shall represent to any third party that it has such authority.

6.12
Disclaimer of Warranties. EXCEPT AS OTHERWISE SET FORTH HEREIN, WITH RESPECT TO THE TRANSITION SERVICES, THE SERVICE PROVIDER MAKES NO EXPRESS, IMPLIED OR STATUTORY WARRANTIES OR REPRESENTATIONS AS TO THE QUANTITY OR QUALITY OF SERVICES AND SPECIFICALLY EXCLUDES ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE TRANSITION SERVICES ARE PROVIDED ON AN "AS IS," "WHERE IS" BASIS.

6.13
Assignment. Except as provided below, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of each other Party hereto, except that (i) the Service Provider may assign its obligations under this Agreement to an Affiliate capable, in the Service Provider's reasonable judgment, of undertaking any of the Transition Services and (ii) Service Recipient may assign its rights under this Agreement to any of its Affiliates. In the event written approval of an assignment is obtained, any transferee of this Agreement or any rights or obligations hereunder shall be bound by the terms and conditions of this Agreement. In addition, notwithstanding the foregoing, any assignment of rights or obligations under this Agreement shall not relieve the assigning Party of any of its obligations hereunder.

6.14
Notices. Any notice, request, demand or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been duly received (a) when actually received if personally delivered, (b) when transmitted if transmitted by telecopy transmission only during the recipient's normal business hours unless arrangements have otherwise been made (with the consent of the recipient) to receive such telecopy outside of normal business hours or otherwise on the next business day after transmission, in each case with confirmation of successful transmission received by the sender, (c) the date of receipt as set forth on the tracking report, for next day delivery to a domestic address by recognized overnight delivery service (e.g., DHL, UPS or Federal Express); and (d) upon receipt, if sent by certified or registered mail, return receipt requested.

  If to the Company:

  General Counsel
  Cloud Peak Energy Inc.
  505 S. Gillette Avenue
  Gillette, Wyoming 82716
  (307) 687-6000
  Fax: (307) 687-6059

  If to RTS:

  Legal Department
  Rio Tinto Services Inc.
  4700 Daybreak Parkway
  South Jordan, Utah 84095
  (801) 204-2000
  Fax: (801) 204-2892

  with a copy to (which shall not constitute notice):

  Chief Executive Officer
  Rio Tinto Services Inc.
  4700 Daybreak Parkway
  South Jordan, Utah 84095
  (801) 204-2803
  Fax: (801) 204-2892

6.15
Governing Law.

(a)
This Agreement is to be construed in accordance with and governed by the internal laws of the State on New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

(b)
Each party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the Supreme Court of the State of New York sitting in New York County (the "New York Courts") for any legal action or other legal proceeding arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated thereby (and agrees not to commence any legal action or other legal proceeding relating thereto except in such courts), including to enforce any settlement, order or award. Each party hereto:

            (i)    consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.14 is reasonably calculated to give actual notice;

            (ii)   agrees that the New York Courts shall be deemed to be a convenient forum; and

            (iii)  waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the New York Courts that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

  (c)
  In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before the New York Courts.

  (d)
  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any legal action or other legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers set forth in this Section 6.15(d).

6.16
Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

6.17
Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other agreement, certificate or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

6.18
No Third-Party Beneficiary. The provisions of this Agreement are for the benefit only of the Parties hereto, and their Affiliates, and no third party may seek to enforce, or benefit from, these provisions. The Parties specifically disavow any desire or intention to create any third party beneficiary hereunder, and specifically declare that no person, except for the Parties, and their Affiliates, and their respective successors, shall have any right hereunder nor any right of enforcement hereof.

6.19
Representation of Counsel; Mutual Negotiations. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arm's length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any Party. The Parties' respective counsel may not be disqualified from representing their clients in indemnification or other disputes arising out of this transaction by virtue of such counsel's prior representation of the other Party in an unrelated matter.

6.20
Independent Contractor. The Transition Services will be provided by the Service Provider or its Affiliates as independent contractors and not as employees or seconded employees of the Service Recipient. It is specifically agreed that none of the personnel utilized by the Service Provider in connection with the Transition Services shall be or shall be considered, for any purpose, to be employees of the Service Recipient, and the Service Recipient and its Affiliates shall have no liability for salary, employee benefits, options, insurance, or tax withholding for such personnel of Service Provider.

6.21
Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in carrying this Agreement into effect.

6.22
Further Assurances. Each Party to this Agreement agrees to use commercially reasonable efforts to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the relations contemplated hereby. Notwithstanding the foregoing, neither Party shall be required to provide or pay for any other Transition Services, except as otherwise contemplated hereby.

6.23
Entire Agreement. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CLOUD PEAK ENERGY INC.:
By:
Its:
CLOUD PEAK ENERGY LLC
By:
Its:
RIO TINTO SERVICES INC.:
By:
Its:

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TRANSITION SERVICES AGREEMENT